Exhibit 99.1

DANVERS BANCORP, INC.
One Conant Street, Danvers Massachusetts 01923

FOR IMMEDIATE RELEASE

Date:	January 29, 2010

Contacts:	Kevin T. Bottomley	L. Mark Panella
	Chairman, President and CEO	Executive Vice President and Chief Financial Officer

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Announces
2010 Annual Meeting Information and
Declaration of Cash Dividend on Common Stock

DANVERS, MASSACHUSETTS: Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), the holding company for Danversbank and Beverly National Bank, today announced that its 2010 Annual Meeting will be held on Friday, May 21, 2010 at 10:00 AM Eastern Time. Stockholders of record of the Company's Common Stock as of the close of business on March 26, 2010 are entitled to vote at the Annual Meeting. The meeting will be held at the Peabody Marriott Hotel, 8a Centennial Drive, Peabody, Massachusetts, 01960.

The Company also announced that its Board of Directors approved a quarterly cash dividend on its common stock of $.02 per share. The dividend will be paid on or after March 5, 2010 to shareholders of record as of February 19, 2010.

Company Profile

Danvers Bancorp, Inc., the holding company for Danversbank and Beverly National Bank, currently has approximately $2.5 billion in total assets.  Danvers, through its wholly-owned bank subsidiaries, offers a wide range of commercial and retail banking services, including commercial and industrial loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, cash management, debit and credit card products, online banking, and non-deposit investment products and investment management services.  Currently, Danversbank and Beverly National Bank maintain branch locations in the following communities:  Andover, Beverly, Boston, Cambridge, Chelsea, Danvers, Hamilton, Malden, Manchester-by-the-Sea, Middleton, Peabody, Reading, Revere, Salem, Saugus, Topsfield, Waltham, Wilmington, and Woburn, Massachusetts.  Additional information about Danvers and its subsidiaries is available at www.danversbank.com.